Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 filed on April 14, 2023 of Assure Holdings Corp. of our report dated March 31, 2023, which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Assure Holdings Corp., appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts”.

Los Angeles, California

April 14, 2023